EXHIBIT A

LIMITED POWER OF ATTORNEY

Ann K. Freel hereby grants this Limited Power of Attorney and authorizes Tracy W. Krohn to act as my special and limited agent and attorney-in-fact with respect to all matters in which I am entitled to vote my shares of capital stock of W&T Offshore, Inc. (the “Company”), that I now own or hereafter own, including but not limited to all shares of common stock of the Company, par value $.00001 per share. Mr. Krohn shall have authority to vote my shares of capital stock of the Company in his sole and uncontrolled discretion in any manner that he deems appropriate, in person or via proxy, at all annual meetings, special meetings or on all written consents of the Company.

I hereby grant to Mr. Krohn full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted. Notwithstanding the foregoing, Mr. Krohn agrees and acknowledges that this Limited Power of Attorney may be revoked by Ms. Freel at any time for any reason whatsoever. Mr. Krohn further agrees and acknowledges that Ms. Freel’s ability to sell her shares of capital stock is not limited by this Limited Power of Attorney in any manner whatsoever.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 22nd day of May, 2006.

Signature:	/s/ Ann K. Freel
Name:	Ann K. Freel

Witness:	/s/ John Blackwell

Witness:	/s/ Stephanie Jardine

State of Louisiana

Parish of New Orleans

On May 22, 2006, before me	Virginia Boulet
Notary Public

personally appeared Ann K. Freel who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

/s/ Virginia Boulet
Signature of Notary
Notary No. 01723

NOTARY SEAL